Exhibit 99.1

For Immediate Release

AVANTAIR, INC ANNOUNCES FISCAL SECOND QUARTER 2007 FINANCIAL RESULTS.

•	Net revenues for the fiscal second quarter 2007 increased 86% year over year

•	Maintenance and management fees for the quarter increased 85% year over year

•	Operating expenses as a percent of revenue declines year over year

Clearwater, Florida, March 13, 2007 – Avantair, Inc. (OTCBB: AACQ, AACQU, AACQW) (“Avantair”), a fractional aircraft operator, today announced financial results for the fiscal second quarter ended December 31, 2006.

Avantair’s total revenues for the fiscal second quarter ended December 31, 2006 were $18.1 million, an increase of 86% as compared to $9.7 million for the second quarter of fiscal 2006. This growth reflects an increase in aircraft shares from 274.5 to 408.5, price increases on these shares, and higher maintenance and management fees. “We are very pleased with the progress we made in the second quarter,” commented Mr. Steven Santo, CEO of Avantair, “our strong sales performance in the quarter reflects our growth in the fleet and our focus on growing the maintenance and management fees portion of our business, as this recurring revenue stream will help cover our fixed costs going forward. We were also very encouraged by the decline in operating expense as a percent of revenue as this clearly reflects the leverage in our model as we increase our fleet. With our new status as a public company and a strengthened balance sheet, we look forward to even greater progress in the future. We continue to see a significant amount of interest in the Piaggio Avanti from both individuals and corporations. Current delivery schedules indicate that we will end the June fiscal year with 37 aircraft in the fleet.”

Revenues from fractional aircraft shares sold were $7.1 million for the second quarter of fiscal 2007, an increase of 54% as compared to $4.6 million for the second quarter of fiscal 2006. This reflects both an increase in fleet size to 32 aircraft at the end of the quarter as compared to 19 at the end of the second quarter of fiscal 2007 and an increase in the price of aircraft shares to $405,000 per share during the second quarter of fiscal 2007 from $390,000 per share in the second quarter of fiscal 2006. Under GAAP accounting, sales and the associated costs of fractional aircraft shares are amortized over 60 months.

Revenue from maintenance and management fees was $9.2 million for the second quarter of fiscal 2007, an increase of 85% compared to $5.0 million for the second quarter of fiscal 2006, primarily reflecting the increase in aircraft shares from last year and an increase in monthly management fees, which were raised to $8,400 during the second quarter of fiscal 2007 from $7,900 at the end of the second quarter of fiscal 2006.

General and administrative expenses for the second quarter of fiscal 2007 were $3.3 million, or 18.1% of revenues, compared to $3.4 million, or 35.4% of revenues for the second quarter of fiscal 2006, primarily as a result of improved absorption of capacity and cost cutting initiatives. Selling expenses for the second quarter of fiscal 2007 were $1.0 million, or 5.7% of revenues, as compared to $611,000, or 6.3% of revenues, for the same period last year. Total operating expenses for the second quarter of fiscal 2007 were $21.4 million, or 118% of sales, as compared to $14.1 million, or 145% of sales, for the second quarter of fiscal 2006.

Loss from operations for the second quarter of fiscal 2007 was $3.3 million, an improvement of $1.1 million from the loss of $4.4 million for the second quarter of fiscal 2006. Net loss for the second quarter of fiscal 2007 was $6.6 million as compared to a net loss of $4.6 million for the second quarter of fiscal 2006 including expenses related to the transaction with Ardent.

For the six months ended December 31, 2006, revenues were approximately $34.7 million, an increase of 53% as compared to $22.7 million for the first six months of fiscal 2006. Loss from operations for the six months ended December 31, 2006 was approximately $6.6 million as compared to a loss of $5.5 million for the first six months of fiscal 2006. Net loss for the six months ended December 31, 2006 was $10.4 as compared to a loss of $6.2 million for the first six months of fiscal 2006.

Avantair will host a conference call to discuss financial results for its second quarter ended December 31, 2006 at 4:30 p.m. Eastern Time today. This call is being web cast and can be accessed by visiting the Investor section of our website at www.avantair.com. Investors may also listen to the call via the phone by dialing (913) 981-4913. In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 1029404) through March 27, 2007, at 11:59 p.m. Eastern Time.

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the exclusive North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only publicly-traded standalone fractional operator. The company currently manages a fleet of 32 planes with another 52 Piaggio Avanti IIs on order. It also recently announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 270 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

For more information, contact:

Devlin Lander

Integrated Corporate Relations

415.292.6855

AVANTAIR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(unaudited)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues
Fractional aircraft shares sold	$7,051,298	$4,590,208	$14,544,106	$12,079,700
Maintenance and management fees	9,218,258	4,977,721	17,247,335	10,036,458
Other	1,782,667	154,137	2,886,198	568,818

Total revenue	18,052,223	9,722,066	34,677,639	22,684,976

Operating expenses
Cost of fractional aircraft shares sold	6,336,363	3,887,393	11,186,485	9,717,390
Cost of flight operations	10,706,432	6,136,246	20,558,938	11,497,287
General and administrative expenses	3,268,509	3,439,921	7,633,988	5,927,053
Selling expenses	1,033,873	610,791	1,858,230	1,012,940

Total operating expenses	21,345,177	14,074,351	41,237,641	28,154,670

Loss from operations	(3,292,954)	(4,352,285)	(6,560,002)	(5,469,694)

Other income (expense)
Interest income	74,848	123,433	154,096	270,509
Interest expense	(670,202)	(461,853)	(1,514,333)	(1,115,546)
Other income, net	(172,620)	85,750	380,953	123,832
Without Aircraft Deposit	—	—	(300,000)	—
Compensation expense shares to management	2,542,400	—	2,542,400	—

Total other income expense	(3,310,374)	(252,670)	(3,821,684)	(721,205)

Net loss	(6,603,328)	(4,604,955)	(10,381,686)	(6,190,899)

Loss per common share:
Basic and diluted	$(726)	$(4,605)	$(1,142)	$(6,191)

Weighted-average common shares outstanding:
Basic and diluted	$(726)	$(4,605)	$(1,142)	$(6,191)